                               AGREEMENT OF MERGER
                                  BY AND AMONG
                                DSET CORPORATION,
                              NE TECHNOLOGIES, INC.
                                       AND
                     NE TECHNOLOGIES ACQUISTION CORPORATION.
                         Dated as of November 8, 2002
                                TABLE OF CONTENTS

ARTICLE I THE MERGER...........................................................1
SECTION 1.1 MERGER PROCESS.....................................................1
SECTION 1.2 COMPANY ACTION.....................................................1
SECTION 1.3 THE MERGER.........................................................2
SECTION 1.4 RESERVED...........................................................2
SECTION 1.5 EFFECT ON COMPANY COMMON STOCK.....................................2
SECTION 1.6 EXCHANGE OF CERTIFICATES...........................................3
SECTION 1.7 LOST CERTIFICATES..................................................4
SECTION 1.8 MERGER CLOSING.....................................................4
SECTION 1.9 ANTIDILUTION.......................................................4

ARTICLE II THE SURVIVING CORPORATION...........................................5
SECTION 2.1 CERTIFICATE OF INCORPORATION.......................................5
SECTION 2.2 BYLAWS.............................................................5
SECTION 2.3 OFFICERS AND DIRECTORS.............................................5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................5
SECTION 3.1 CORPORATE EXISTENCE AND POWER......................................5
SECTION 3.2 CORPORATE AUTHORIZATION............................................5
SECTION 3.3 CONSENTS AND APPROVALS; NO VIOLATIONS..............................6
SECTION 3.4 CAPITALIZATION.....................................................6
SECTION 3.5 SUBSIDIARIES.......................................................7
SECTION 3.6 SEC DOCUMENTS......................................................7
SECTION 3.7 FINANCIAL STATEMENTS...............................................7
SECTION 3.8 DISCLOSURE DOCUMENTS...............................................7
SECTION 3.9 ABSENCE OF UNDISCLOSED LIABILITIES.................................8
SECTION 3.10 ABSENCE OF MATERIAL ADVERSE CHANGES, ETC..........................8
SECTION 3.11 TAXES.............................................................9
SECTION 3.12 EMPLOYEE BENEFIT PLANS............................................9
SECTION 3.13 LITIGATION; COMPLIANCE WITH LAWS.................................11
SECTION 3.14 CERTAIN CONTRACTS AND ARRANGEMENTS...............................11
SECTION 3.15 INTELLECTUAL PROPERTY............................................12
SECTION 3.16 ENVIRONMENTAL MATTERS............................................13
SECTION 3.17 INSURANCE........................................................14
SECTION 3.18 CERTAIN TRANSACTIONS.............................................14
SECTION 3.19 OPINION OF FINANCIAL ADVISOR.....................................14
SECTION 3.20 PROFESSIONAL FEES................................................14
SECTION 3.21 REQUIREMENTS OF THE NEW JERSEY GENERAL CORPORATION LAW...........15
SECTION 3.22 BANKRUPTCY.......................................................15
SECTION 3.23 CERTAIN BUSINESS PRACTICES.......................................15
SECTION 3.24 TITLE TO PROPERTY/REAL PROPERTY LEASES...........................15
SECTION 3.25 CONSUMERS AND SUPPLIERS..........................................15
SECTION 3.26 EMPLOYEE RELATIONS...............................................15
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
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB............16
SECTION 4.1 CORPORATE EXISTENCE AND POWER.....................................16
SECTION 4.2 AUTHORIZATION.....................................................16
SECTION 4.3 CONSENTS AND APPROVALS; NO VIOLATIONS.............................16
SECTION 4.4 DISCLOSURE DOCUMENTS..............................................17
SECTION 4.5 FINDERS' FEES.....................................................17
SECTION 4.6 INTERIM OPERATIONS OF MERGER SUB..................................17
SECTION 4.7 FINANCING.........................................................17
SECTION 4.8 OWNERSHIP.........................................................17

ARTICLE V COVENANTS OF THE PARTIES............................................17
SECTION 5.1 CONDUCT OF THE BUSINESS OF THE COMPANY............................17
SECTION 5.2 STOCKHOLDER APPROVAL; PREPARATION OF PROXY STATEMENT..............20
SECTION 5.3 ACCESS TO INFORMATION; CONFIDENTIALITY AGREEMENT..................20
SECTION 5.4 NO SOLICITATION...................................................21
SECTION 5.5 INDEMNIFICATION...................................................22
SECTION 5.6 OBTAINING FINANCING...............................................22
SECTION 5.7 REASONABLE BEST EFFORTS...........................................22
SECTION 5.8 PUBLIC ACCOUNCEMENTS..............................................23
SECTION 5.9 STATE TAKEOVER LAWS...............................................23
SECTION 5.10 CERTAIN NOTIFICATIONS............................................23
SECTION 5.11 VOTING OF SHARES.................................................23
SECTION 5.12 ADDITIONAL REPORTS...............................................23
SECTION 5.13 LOAN EXTENSION...................................................23

ARTICLE VI CONDITIONS TO THE MERGER...........................................23
SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS............................23
SECTION 6.2 CONDITIONS TO THE OBLIGATION OF THE PARENT AND THE MERGER.........23
SECTION 6.3 CONDITIONS TO THE OBLIGATION OF THE COMPANY.......................25

ARTICLE VII TERMINATION.......................................................25
SECTION 7.1 TERMINATION.......................................................25
SECTION 7.2 EFFECT OF TERMINATION.............................................26
SECTION 7.3 REMEDIES, FEES AND EXPENSES.......................................27

ARTICLE VIII MISCELLANEOUS....................................................27
SECTION 8.1 NOTICES...........................................................27
SECTION 8.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES........................28
SECTION 8.3 INTERPRETATION....................................................28
SECTION 8.4 AMENDMENTS, MODIFICATION AND WAIVER...............................28
SECTION 8.5 SUCCESSORS AND ASSIGNS............................................28
SECTION 8.6 SPECIFIC PERFORMANCE..............................................28
SECTION 8.7 GOVERNING LAW.....................................................29
SECTION 8.8 SEVERABILITY......................................................29
SECTION 8.9 THIRD PARTY BENEFICIARIES.........................................29
SECTION 8.10 ENTIRE AGREEMENT.................................................29
SECTION 8.11 COUNTERPARTS; EFFECTIVENESS......................................29
SECTION 8.12 RULES OF CONSTRUCTION............................................29
SECTION 8.13 SUBMISSION TO JURISDICTION.......................................29
SECTION 8.14 MERGER SUB COMPLIANCE............................................29

EXHIBIT A   FORM OF STOCKHOLDER AGREEMENT

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


         THIS AGREEMENT OF MERGER, dated as of November 8, 2002 (this
"AGREEMENT"), by and among DSET, Corporation, a New Jersey corporation (the
"COMPANY"), NE Technologies, Inc., a Georgia corporation ("PARENT"), and NE
TECHNOLOGIES ACQUISITION CORPORATION, a Georgia corporation and a wholly owned subsidiary of Parent ("MERGER SUB").

                               W I T N E S S E T H

         WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement, and have approved the merger of the Company with and into Merger Sub (the "MERGER"), upon the terms and subject to the conditions of this Agreement and in accordance with the Business Corporation
Code of the State of Georgia (the "GA Code"), and the New Jersey Business
Corporation Act ("NJ Code"); and

         WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain stockholders of the Company are entering into Stockholder Agreements in substantially the form attached hereto as Exhibit A (the "STOCKHOLDER
AGREEMENTS");

         NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         SECTION 1.1 THE MERGER PROCESS. Subject to the terms and conditions of this Agreement and in accordance with the GA Code and the NJ Code, on the Effective Date, the Company will be merged with and into Merger Sub, a wholly-owned subsidiary of Parent, pursuant to which each outstanding share of common stock, no par value per share, of the Company (the "COMPANY COMMON STOCK" or the "SHARES") shall be exchanged for the right to receive from Merger Sub
Thirty Cents ($.30) per share in cash (the "EXCHANGE PRICE").

         SECTION 1.2 COMPANY ACTION.

               (a) The Company hereby represents that its Board of Directors, at a meeting duly called and held on or prior to the date hereof, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and are fair from a financial point of view to the holders of the Company's Common Stock, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger and the Stockholder
Agreements and the transactions contemplated thereby, and (iii) resolved to recommend approval of the Merger and adoption of this Agreement by the Company's stockholders (the recommendations referred to in this clause (iii) are collectively referred to in this Agreement as the "RECOMMENDATIONS").

               (b) As soon as practicable after the date hereof, the Company shall file with the Securities and Exchange Commission ("SEC") a Proxy Statement with respect to the Merger which will contain or incorporate by reference all or part of the Plan of Merger and form of the related letter of transmittal and notice of shareholders meeting (together with any supplements or amendments thereto, collectively the "MERGER DOCUMENTS"). Parent, Merger Sub and the Company each agree promptly to correct any information provided by it for use in the Merger Documents and add any information that had been omitted therefrom if and to the extent that such information shall have become false or misleading in any material respect. The Company, Parent and Merger Sub agree to take all steps necessary to cause the Merger Documents as so corrected to be filed with the SEC. The Parent and Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Merger Documents prior to their being filed with the SEC. The Company agrees to provide the Parent and Merger Sub and its counsel with any comments Company or its counsel may receive in writing from the SEC or its staff with respect to the Merger Documents as soon as practicable after receipt of such written comments.


                                      -1-





               (c) Upon approval of the Merger Documents by the SEC the Company shall promptly cause the Merger Documents, which shall include the Recommendations, to be disseminated to holders of Shares, and shall schedule a shareholder's meeting twenty-one business days from the date the Notice and Proxy are mailed to the holders of Shares; PROVIDED, HOWEVER, that prior to the Effective Time (as defined in Section 1.3(b) hereof), the Board of Directors of the Company may withhold, withdraw, modify or change in a manner adverse to Parent and Merger Sub, or fail to make, its Recommendations in accordance with the terms of Section 5.4 hereof; PROVIDED FURTHER, HOWEVER, that the obligations of the members of the Company's Board of Directors with respect to voting their Shares in favor of the Merger under any Stockholder Agreement entered into by such directors shall continue until termination of such Stockholder Agreement in accordance with their terms.

               (d) The Company has been advised that each of its directors and executive officers and stockholders identified on Schedule 1.2(d) have executed a Stockholder Agreement, and shall vote in favor of the Merger.

               (e) Each party hereto shall file all written communications, that are made public or otherwise supplied to third parties, with the SEC on or prior to the date the communication is first used as and to the extent required by the federal securities laws. All such communications shall comply as to form and content, including bearing the appropriate legends, in all material respects with the applicable provisions of the federal securities laws. Each party agrees that, prior to any such filing or use of written communications, to the extent practicable as a result of the federal securities laws, such party will provide the other party and its counsel the opportunity to review and comment (promptly and in good faith) on such communications and filings.

         SECTION 1.3 THE MERGER.

               (a) Upon the terms and subject to the conditions of this Agreement, and in accordance with the applicable provisions of the GA Code and the NJ Code, at the Effective Time (as defined in Section 1.3(b) hereof), the Company shall be merged with and into the Merger Sub, whereupon the separate existence of the Company shall cease, and the Merger Sub shall continue as the surviving corporation (sometimes referred to herein as the "SURVIVING CORPORATION"). The name of the Surviving Corporation shall be designated by Parent and may be changed with the Merger.

               (b) Concurrently with the Closing (as defined in Section 1.8 hereof), the Company shall cause a certificate of merger (the "NJ CERTIFICATE OF MERGER") with respect to the Merger to be executed and filed with the Secretary of State of the State of New Jersey as provided in the NJ Code, and the Parent shall cause a Certificate of Merger (the "GA CERTIFICATE OF MERGER") with respect to the Merger to be executed and filed with the Secretary of State of Georgia as provided in the GA Code. The Merger shall become effective on the date and time at which the NJ Certificate of Merger and the GA Certificate of Merger have been duly filed with the appropriate Secretary of State or at such other date and time as is agreed between the parties and specified in the Certificates of Merger, and such date and time is hereafter referred to as the "EFFECTIVE TIME."

               (c) The Merger shall have the effects set forth in the NJ Code and the GA Code. Without limiting the generality of the foregoing and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, immunities, powers and franchises and be subject to all of the obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Merger Sub as and to the extent required under the NJ Code and GA Code.

         SECTION 1.4 RESERVED

         SECTION 1.5 EFFECT ON COMPANY COMMON STOCK. At the Effective Time:

               (a) CANCELLATION OF SHARES OF COMPANY COMMON STOCK. Each share of Company Common Stock held by Parent or the Merger Sub or by the Company as treasury stock immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no consideration or payment shall be delivered therefor or in respect thereto. Each share of Company Common Stock to be converted into the Exchange Price pursuant to Section 1.5(b) shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and retired and cease to exist; and each holder of a certificate (representing prior to the Effective Time any such shares of Company Common Stock) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the aggregate Exchange Price into which such shares of Company Common Stock have been converted.

               (b) CONVERSION OF SHARES OF COMPANY COMMON STOCK. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock referred to in the first sentence of Section 1.5(a) hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the Exchange Price.

               (c) CAPITAL STOCK OF MERGER SUB. Each share of Common Stock, no par value per share, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one
(1) validly issued, fully paid and nonassessable share of Common Stock, no par value per share, of the Surviving Corporation. Each certificate evidencing ownership of such shares of Merger Sub Common Stock shall evidence ownership of shares of capital stock of the Surviving Corporation.

               (d) TREATMENT OF COMPANY OPTIONS. As of the Effective Time, each issued and outstanding option, warrant or similar right to purchase or otherwise acquire Company Common Stock or any other equity security (whether or not vested) (collectively, the "Options") issued to any Person (as defined in
Section 1.6(a)) shall be exercised or terminated in accordance with the terms thereof. The Company shall take all necessary actions (including providing all required notices) to ensure that all Option holders are aware of conditions that may cause termination of their Option. In the case of any holder of such Options, the Company shall take steps to enable the holder thereof to exercise the Option on a basis that enables the holder effectively to exchange the Shares in the Merger.

         SECTION 1.6 EXCHANGE OF CERTIFICATES.

               (a) Prior to the Closing, Parent shall designate a bank, trust company, Person or Persons reasonably acceptable to the Company to act as the depositary and exchange agent for the delivery of the Exchange Price upon delivery of certificates formerly representing shares of Company Common Stock (the "EXCHANGE AGENT") in connection with the Merger. At or promptly following the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent the aggregate Exchange Price for the benefit of the holders of shares of Company Common Stock which are converted into the Exchange Price pursuant to Section 1.5(b) hereof (being hereafter referred to as the "EXCHANGE FUND"). The deposited sum shall be invested in the Exchange Agent's discretion and all interest thereon shall be paid to Parent for its sole benefit and shall be taxable to the Parent. For purposes of this Agreement, "PERSON" means any natural person, firm, individual, corporation, limited liability company, partnership, association, joint venture, company, business trust, trust or any other entity or organization, whether incorporated or unincorporated, including a government or political subdivision or any agency or instrumentality thereof.

               (b) As of or promptly following the Effective Time but in no event later than five (5) business days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the aggregate Exchange Price into which the number of shares of Common Stock previously represented by such Certificates shall have been converted pursuant to this Agreement (which instructions shall provide that at the election of the surrendering holder, Certificates may be surrendered, and the aggregate Exchange Price in exchange therefor collected, by hand delivery). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Exchange Price for each share of Common Stock formerly represented by such Certificate, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within three (3) business days of receipt thereof (but in no case prior to the Effective Time), and the Certificate so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such

Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Exchange Price.

               (c) Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this
Article I shall thereafter look for payment of their claim, as general creditors thereof, only to Parent for their claim for the aggregate Exchange Price (without interest) to which such holders may be entitled.

               (d) None of Parent, the Company or the Exchange Agent shall be liable to any Person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to such date on which any cash payable in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.3(b) hereof)), any such cash payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

               (e) The aggregate Exchange Price paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Section 1.6(e), except as otherwise provided by law.

               (f) Parent or the Surviving Corporation shall be entitled but not required to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from consideration otherwise payable pursuant to this Agreement to any holder of any Shares such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law. The parties shall take all reasonably required steps to reduce such withholding to the maximum extent allowable under applicable law. To the extent that amounts are so withheld, (A) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made, and (B) Parent shall provide, or cause the Exchange Agent to provide, to the holders of such Shares written notice of the amounts so deducted or withheld.

         SECTION 1.7 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the payment of any reasonable fees, and the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct (but consistent with past practice of the Company), as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the aggregate Exchange Price to which the holder thereof is entitled pursuant to this Article I.

         SECTION 1.8 MERGER CLOSING. Subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the closing of the Merger (the "CLOSING") will take place at such time and on such date to be specified by the parties hereto, and no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI hereof that are to be satisfied other than on the day of the Closing, at the offices of Foltz Martin, 3525 Piedmont Road, Suite 750, Atlanta, Georgia 30305, unless another time, date or place is agreed to in writing by the parties hereto (such date, the "CLOSING DATE").

         SECTION 1.9 ANTIDILUTION. In the event the Company changes the number of shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such Shares and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Price shall be proportionately adjusted.

                                   ARTICLE II

                            THE SURVIVING CORPORATION

         SECTION 2.1 CERTIFICATE OF INCORPORATION. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub, until thereafter amended in accordance with the GA Code and such Certificate of Incorporation.

         SECTION 2.2 BYLAWS. At the Effective Time, the Bylaws of the Surviving Corporation shall be the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the GA Code, the Certificate of Incorporation of the Surviving Corporation and such Bylaws, PROVIDED, HOWEVER, that all references in such Bylaws to Merger Sub shall be amended to refer to the name of the Surviving Corporation or such other names as Parent may specify.

         SECTION 2.3 OFFICERS AND DIRECTORS.

               (a) From and after the Effective Time, the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable law.

               (b) The Board of Directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the directors of Merger Sub immediately prior to the Effective Time.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Merger Sub as of the date hereof, subject to such exceptions as are disclosed in writing in the disclosure schedule supplied by the Company to Parent (the "COMPANY DISCLOSURE SCHEDULE"), which disclosure shall provide an exception to or otherwise qualify the representations or warranties of the Company specifically referred to in such disclosure schedule and such other representations and warranties to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties, as follows:

         SECTION 3.1 CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey, and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals (collectively, "LICENSES") required to carry on its business as now conducted except for failures to have any such License which would not, in the aggregate, have a Company Material Adverse Effect (as defined hereafter). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary and as listed on
Section 3.1 of the Company Disclosure Schedule, except in such jurisdictions where failures to be so qualified would not reasonably be expected to, in the aggregate, have a Company Material Adverse Effect. As used herein, the term "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, PROVIDED, HOWEVER, that in no event shall any effect that results from (i) any change in general economic conditions, (ii) any failure by the Company to meet revenue earnings and estimates in and of itself, (iii) the delisting of the Company Common Stock from the Nasdaq SmallCap Market, or (iv) the announcement or pendency of this Agreement (including any delays or cancellations in customer orders, a reduction in sales, a disruption in supplier, distribution or similar relationships or a loss of employees), constitute, or be considered in determining the existence of, a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the Certificate of Incorporation and the Bylaws of the Company as currently in effect.

         SECTION 3.2 CORPORATE AUTHORIZATION.

               (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of the Company's stockholders, as set forth in Section 3.2(b) hereof and as contemplated by
Section 5.2 hereof, to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of the Company's obligations hereunder have been duly and validly authorized, and this Agreement has been approved, by the Board of Directors of the

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Company and no other corporate proceedings, on the part of the Company, other than the approval of the Company's stockholders, are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes, assuming due authorization, execution and delivery of this Agreement by Parent and the Merger Sub, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

               (b) Under applicable law, the Certificate of Incorporation and the rules of any applicable securities exchange or market, the affirmative vote of the majority of the votes cast by the holders of shares of Company Common Stock outstanding on the record date, established by the Board of Directors of the Company in accordance with the Bylaws of the Company, applicable law and this Agreement, is the vote required to approve the Merger and adopt this Agreement.

         SECTION 3.3 CONSENTS AND APPROVALS; NO VIOLATIONS.

               (a) Neither the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder, nor the consummation by the Company of the transactions contemplated hereby, will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or the Bylaws of the Company; (ii) except as set forth in Section 3.3(a) of the Company Disclosure Schedule, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which the Company is a party or by which it or its assets may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection
(b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which the Company is subject, excluding from the foregoing clauses (ii) and
(iii) such requirements, defaults, breaches, rights or violations (A) that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not have a material adverse effect on the ability of the Company to perform its obligations hereunder or (B) that become applicable as a result of the business or activities in which Parent or any of its affiliates is or proposes to be engaged or any acts or omissions by, or facts specifically pertaining to, Parent.

               (b) No filing or registration with, notification to, or authorization, consent or approval of, any government or any agency, court, tribunal, commission, board, bureau, department, political subdivision or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, provincial, municipal, domestic or foreign (each, a "GOVERNMENTAL ENTITY") is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except (i) the filing of the Certificates of Merger in accordance with the NJ Code and the GA Code; (ii) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"); and (iii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (A) the failure of which to be obtained or made would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not have a material adverse effect on the ability of the Company to perform its obligations hereunder or (B) that become applicable as a result of the business or activities in which Parent or any of its affiliates is or proposes to be engaged or any acts or omissions by, or facts specifically pertaining to, Parent.

         SECTION 3.4 CAPITALIZATION.

               (a) The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, no par value per share, of the Company (the "PREFERRED STOCK"). 40,000 shares of the Preferred stock have been designated as Series A Junior Participating Preferred Stock and 4,960,000 shares of the Preferred Stock are undesignated. As of September 30, 2002, there were (i) 5,147,182 shares of Common Stock issued and outstanding and (ii) no shares of Preferred Stock issued and outstanding. All shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. As of September 30, 2002, there were no outstanding Company Options to purchase shares of Company Common Stock that had an exercise price at or less than the Exchange Price, and Options to purchase 545,506 shares of Company Common stock having an exercise price in excess of the Exchange Price, and no outstanding warrants exercisable for shares of Company Common Stock, all of which are more fully described on Section 3.4 of the Company Disclosure Schedule. Except as set forth in this Section 3.4, as of the date of this Agreement, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and
(iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. The capitalization of the Company as of the date of this Agreement is the same as the capitalization of the Company as of September 30, 2002 and as set forth above in this Section 3.4(a). The Company does not believe that there will be any option exercises in connection with the consummation of the transactions contemplated by this Agreement based upon the current exercise prices of currently outstanding options as of the date of this Agreement and there are no other outstanding convertible securities of the Company as of the date of this Agreement.

               (b) The Company is not party to, nor (except as contemplated hereby) as of the date hereof is aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities thereof.

         SECTION 3.5 SUBSIDIARIES. Except as set forth in Section 3.5 of the Company Disclosure Schedule, as of the date of this Agreement, the Company has no Subsidiaries. Section 3.5 of the Company Disclosure Schedule also contains a list of all prior subsidiaries of the Company ("Prior Subsidiaries").

         SECTION 3.6 SEC DOCUMENTS. The Company has timely filed all required reports, proxy statements, registration statements, forms and other documents, together with any required amendments, with the SEC since it became a SEC reporting company (the "COMPANY SEC DOCUMENTS"). As of their respective dates, and giving effect to any amendments thereto, (a) the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT") or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and
(b) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 3.7 FINANCIAL STATEMENTS. The financial statements of the Company (including, in each case, any notes and schedules thereto) included or incorporated by reference in the Company SEC Documents (a) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, (b) are in conformity with United States generally accepted accounting principles ("GAAP"), applied on a consistent basis (except in the case of unaudited statements, as permitted by the rules and regulations of the SEC) during the periods involved, and (c) fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which were not and are not expected to be, individually or in the aggregate, material in amount).

         SECTION 3.8 DISCLOSURE DOCUMENTS. No information supplied or to be supplied by the Company or its Subsidiaries or Representatives for inclusion or incorporation by reference in the Merger Documents will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of all applicable laws, including the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference in any such documents based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

         SECTION 3.9 ABSENCE OF UNDISCLOSED LIABILITIES. Except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice, or as otherwise disclosed in the Company Disclosure Schedule, since June 30, 2002 (the date of the most recent balance sheet included in the Company SEC Documents), the Company has not incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) in excess of $50,000 in the aggregate. Section 3.9 of the Company Disclosure Schedule sets forth (a) detail of all currently accrued and outstanding professional fees (legal, accounting and investment banking) and (b) a good faith estimate of the total of all professional fees to be paid by the Company, which fees were or are expected to be incurred in connection with the transactions contemplated by this Agreement or in connection with any alternative change of control transaction being considered by the Company simultaneously with the Merger and which fees have not yet been paid.

         SECTION 3.10 ABSENCE OF MATERIAL ADVERSE CHANGES, ETC. Except as set forth on Schedule 3.10 of the Company Disclosure Schedule, or as otherwise disclosed in the Company Disclosure Schedule, since June 30, 2002, there has not been a Company Material Adverse Effect. Without limiting the foregoing, except as contemplated by this Agreement, since June 30, 2002, there has not been:

               (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or any Company Securities or any stock split, reclassification, subdivision or exchange of any Company Securities;

               (b) any amendment of any provision of the Certificate of Incorporation or Bylaws of the Company, or of any material term of any outstanding security issued by the Company;

               (c) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than borrowings under existing short-term credit facilities not in excess of $50,000 in the aggregate;

               (d) any change in any method of accounting or accounting practice by the Company;

               (e) except as disclosed in Section 3.10(e) of the Company Disclosure Schedule, any (i) grant of any severance or termination pay to any director, officer or employee of the Company, (ii) employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company entered into,
(iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company, in each case other than those required by written contractual agreements;

               (f) except as disclosed in Section 3.10(f) of the Company Disclosure Schedule, acquisition or disposition of assets material to the Company except for sales of inventory in the ordinary course of business consistent with past practice, or prepaid expenses in the ordinary course of business, or any acquisition or disposition of capital stock of any third party (other than acquisitions or dispositions of non-controlling equity interests of third parties in the ordinary course of business consistent with past practice) where the aggregate cost of all such acquisitions and dispositions does not exceed $50,000, or any merger or consolidation with any third party, by the Company;

               (g) entry by the Company into any joint venture, partnership or similar agreement with any Person;

               (h) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the Company's properties or business;

               (i) any granting by the Company of a security interest in or lien on any material property or assets of the Company, other than liens for taxes not yet due and payable;

               (j) except as set forth in Section 3.10(j) of the Company Disclosure Schedule, entry by the Company into any new material agreement; or

               (k) any authorization of, or commitment or agreement to take any of the foregoing actions except as otherwise permitted by this Agreement.

         SECTION 3.11 TAXES.

               (a) (1) All federal, state, local and foreign Tax Returns (as defined in Section 3.11(b) hereof) required to be filed by or on behalf of the Company have been timely filed, and all returns filed are complete and accurate in all material respects; (2) all Taxes (as defined hereafter) due and owing by the Company have been paid, or adequately reserved for in accordance with GAAP;
(3) except as set forth in Section 3.11(a) of the Company Disclosure Schedule, to the knowledge of the Company, there is no presently pending and, contemplated or scheduled audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing or alleged to be due and owing by the Company, nor has the Company filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax; (4) all assessments for Taxes due and owing by the Company, with respect to completed and settled examinations or concluded litigation have been fully paid; and (5) the Company has complied in all material respects with all rules and regulations relating to the withholding of Taxes.

               (b) For purposes of this Agreement, (i) "TAXES" means all taxes, levies or other like assessments, charges or fees (including estimated taxes), including, without limitation, income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or like charges, imposed by any Governmental Entity, any interest, penalties or additions to tax attributable to such taxes and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person or other entity, and (ii) "TAX RETURN" means any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

               (c) For avoidance of doubt, the Company makes no representations or warranties regarding any Company Tax liabilities arising solely in connection with the transactions described herein.

         SECTION 3.12 EMPLOYEE BENEFIT PLANS. (a) Schedule 3.12(a) of the Company Disclosure Schedule contains a true and complete list or summary of each deferred compensation, incentive compensation, and equity compensation plan; "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, (i) sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (each, an "ERISA AFFILIATE"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA or Sections 414(c),
(m), (o) or (t) of the Code or would be deemed to be within the same "controlled group" within the meaning of Section 4001(a)(14) of ERISA or Section 414(b) of the Code or (ii) under which the Company or any ERISA Affiliate are or may be liable. The plans, funds, programs, agreements and arrangements listed on
Schedule 3.12(a) of the Company Disclosure Schedule are referred to herein collectively as the "PLANS".

               (b) Except as disclosed in Section 3.12(b) of the Company Disclosure Schedule, with respect to each Plan, the Company has heretofore delivered or made available to Parent true and complete copies of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, the reports or summaries required under ERISA or the Code for the last three years and the most recent determination letter, if any, received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code and all material written communications with any governmental agency or entity (including, without limitation, the DOL and the IRS).

               (c) Each Plan conforms to the knowledge of the Company in all material respects to and has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

               (d) Each Plan intended to be "qualified" within the meaning of
Section 401(a) of the Code has received a favorable determination, opinion, notification and/or letter from the Internal Revenue Service. No event or condition exists or has occurred since the date of such determination, opinion notification or letter that would cause or allow the IRS to disqualify any Plan that is intended to be so qualified under Section 401(a) of the Code.

               (e) Except as disclosed in Section 3.12(e) of the Company Disclosure Schedule, or as otherwise may be required pursuant to the terms of the severance agreements listed in Section 3.12 of the Company Disclosure Schedule, Company is not obligated to make any payments with respect to, and no Plan provides for, medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA or similar state law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary), dependant or other covered Person. Each Plan that provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) extending beyond retirement or other termination of service other than as described in (i) of the preceding sentence may be amended or terminated at any time by unilateral action of the Company.

               (f) There are no pending, or to the knowledge of the Company, threatened or anticipated, claims with respect to any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

               (g) Except as expressly provided in Section 3.12 of the Company Disclosure Schedule, or pursuant to the terms of the agreements set forth in Section 3.12 of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

               (h) There are no employee benefit plans that are subject solely to the laws of any jurisdiction outside the United States.

               (i) Other than any failures that are not material, all contributions and other payments required to have been made by the Company or any ERISA Affiliate with respect to any Plan (or to any person pursuant to the terms thereof) have been or will be timely made and all such amounts have been properly accrued on the financial statements of the Company.

               (j) No Plan is subject to any ongoing audit, investigation or other administrative proceeding of the IRS, the DOL or any other federal, state or local governmental entity or, to the knowledge of the Company, is scheduled to be subject to such an audit, investigation or proceeding.

               (k) With respect to each Plan, no event has occurred, and there exists no condition or set of circumstances, that would subject the Company or any ERISA Affiliate, directly or indirectly, to any liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to or under any such Plan or any indemnity agreement to which the Company or any ERISA Affiliate is a party), which liability, excluding liability for benefit claims and funding obligations, each payable in the ordinary course, could reasonably be expected to have a Company Material Adverse Effect.

               (l) Neither the Company nor any ERISA Affiliate has ever maintained, had an obligation to contribute to, contributed to, or had any liability with respect to any "pension plan" that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

               (m) No non-exempt prohibited transaction within the meaning of
Section 406 of ERISA or Section 4975 of the Code, or, to the knowledge of the Company, breach of any fiduciary duty under Title I of ERISA, has occurred with respect to any Plan or with respect to the Company or any ERISA Affiliate.

               (n) The Company and each ERISA Affiliate has made all payments and contributions due from it to date with respect to each Plan. With respect to each Plan, there are no funded benefit obligations for which the contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of the Company or the ERISA Affiliate.

               (o) Neither the Company nor any ERISA Affiliate has ever maintained, had an obligation to contribute to, contributed to, or had any liability with respect to any employee benefit plan that constituted a multiemployer plan as defined in Section 414(f) of the Code or Sections 3(37) or 4001(a)(31) of ERISA. No Plan is a multiple employer plan within the meaning of
Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA. No Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

         SECTION 3.13 LITIGATION; COMPLIANCE WITH LAWS.

               (a) Except as disclosed in Section 3.13(a) of the Company Disclosure Schedule, there is no action, suit or proceeding pending against or, to the knowledge of the Company, threatened against or affecting, the Company or any of its respective properties before any court or arbitrator or any Governmental Entity.

               (b) (i) No Governmental Authority has notified the Company of an intention to conduct any investigation or review, nor, (ii) to the knowledge of the Company, is there any investigation or review by any Governmental Entity with respect to the Company pending.

               (c) The Company is in material compliance with all applicable material laws, ordinances, rules and regulations of any Governmental Entity applicable to their respective businesses and operations. All material Licenses required to conduct the business of the Company have been obtained, are in full force and effect and are being complied with.

         SECTION 3.14 CERTAIN CONTRACTS AND ARRANGEMENTS.

               (a) Section 3.14 of the Company Disclosure Schedule contains a list of the following types of contracts, agreements and commitments to which the Company is a party as of the date hereof (such contracts, agreements and commitments as are required to be set forth in Section 3.14 of the Company Disclosure Schedule are referred to herein as "MATERIAL CONTRACTS"):

                  (i) any agreement (A) relating to the employment of, or the performance of services by, any employee, consultant or other Person (other than ordinary course, at-will offer letters), (B) pursuant to which the Company is or may become obligated to make any severance, termination or similar payment to any current or former employee or director, or (C) pursuant to which the Company is or may become obligated to make any bonus or similar payment (sales commissions and similar payments made in the ordinary course of business consistent with past practice shall not be deemed to constitute a bonus or similar payment) to any current or former employee or director;

                  (ii) any agreement relating to the acquisition, transfer, development, sharing or license of any Intellectual Property (as defined in Section 3.15(e)) material to the Company's business (except for any contract pursuant to which non-customized software is licensed to Company under any third party software license generally available to the public, if such software is not incorporated into any product of the Company or otherwise redistributed or sublicensed by the Company);

                  (iii) any agreement that provides for indemnification of any officer, director, employee or agent;

                  (iv) any agreement imposing any material restriction on the right or ability of the Company, or which, after consummation of the Merger, would impose a restriction on the right or ability of Parent (other than the Company), to compete in any line of business or in any geographic region with any other Person or to transact business or deal in any other manner with any other Person;

                  (v) any agreement (other than agreements evidencing Company Options) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance, right of first refusal or similar right with respect to any securities, or (C) providing Company or any of its Subsidiaries with any right of first refusal or similar right with respect to, or right to repurchase or redeem, any securities;

                  (vi) any agreement (A) to which any Governmental Entity is a party or under which any Governmental Entity has any rights or obligations, or
(B) directly benefiting any Governmental Entity (including any subcontract or other agreement between Company and any contractor or subcontractor to any Governmental Entity);

                  (vii) any agreement that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $10,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $10,000 in the aggregate;

                  (viii) any agreement pursuant to which Company distributes or sells any of its products, including distributor agreements and sales representative agreements and similar agreements but excluding those entered into in the ordinary course of business consistent with past practice and cancelable without penalty on notice of 30 days or fewer;

                  (ix) any agreement pursuant to which another Person manufactures or supplies any products, or components thereof, of the Company or any of its Subsidiaries, but excluding those entered into in the ordinary course of business consistent with past practice and cancelable without penalty on notice of 30 days or fewer;

                  (x) any agreement pursuant to which any Intellectual Property of Company has been or is required to be placed into escrow for the benefit of any other Person;

                  (xi) any and all alliance and partnership contracts material to the Company's business; and

                  (xii) any other contract, agreement or commitment that is material to the business of the Company, taken as a whole.

               (b) Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, Each Material Contract is in full force and effect and is a valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except with respect to the real property leases listed in Section 3.3(a) and 3.24 of the Company Disclosure Schedule, consummation of the transactions contemplated by this Agreement will not, by the terms of any Material Contract, result in termination of any such Material Contract, give rise to a termination right under any such Material Contract, require any third-party consent or result in a payment in excess of $50,000.

         SECTION 3.15 INTELLECTUAL PROPERTY.

               (a) Section 3.15(a) of the Company Disclosure Schedule contains an accurate and complete list of all Registered Intellectual Property Rights (as such term is defined in Section 3.15(e) hereof), specifying as to each the nature of such right and jurisdiction that has issued such registration with respect thereto or, with respect to any application, where such application is pending. To the knowledge of the Company, except as reflected on the Company Disclosure Schedule, the Company owns free and clear of all liens, claims or other encumbrances except liens for taxes not yet due and payable all Company Intellectual Property.

               (b) (i) All of the registrations relating to material Registered Intellectual Property Rights are subsisting and unexpired, free of all liens or encumbrances except liens for taxes not yet due and payable that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) except as set forth on Section 3.15(b) of the Company Disclosure Schedule, the Company has not received notice from any third party alleging that Company infringes the Intellectual Property (as defined in Section 3.15(e) hereof) of any third party in any respect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) no judgment, decree, injunction, rule or order has been rendered by a Governmental Entity which would limit, cancel or question the validity of, or the Company's rights in and to, any Company Intellectual Property (as defined in Section 3.15(e)) in any respect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iv) the Company has not received notice of any pending or threatened suit, action or adversarial proceeding that seeks to limit, cancel or question the validity of, or the Company's rights in and to, any of its Intellectual Property, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

               (c) The Company has taken commercially reasonable steps to protect the Company Intellectual Property. The source code and system documentation relating to the Company Intellectual Property (i) have at all times been maintained in confidence and (ii) have been disclosed by the Company only to employees and consultants having "a need to know" the contents thereof in connection with the performance of their duties to the Company.

               (d) Except as disclosed on Section 3.15(d) of the Company Disclosure Schedule, all employees of the Company have executed written agreements with the Company that assign to the Company all rights to the material inventions improvements, discoveries or information created as a result of their employment at the Company. Similarly, to the knowledge of the Company, all material independent contractors of and consultants to the Company have executed written agreements with the Company that assign to the Company all rights to the material inventions, improvements, discoveries or information created as a result of the services that they rendered to the Company.

               (e) Definitions.

                  (i) "INTELLECTUAL PROPERTY" shall mean (A) all (1) proprietary inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and proprietary know-how relating thereto, whether or not patented or eligible for patent protection; (2) copyrights and copyrightable works, including, but not limited to, computer applications, programs, software, databases and related items; (3) trademarks, service marks, trade names, and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; and (4) trade secrets and other confidential information and (B) all rights, privileges and priorities provided under U.S., state and foreign law relating to the above

                  (ii) "COMPANY INTELLECTUAL PROPERTY' means any Intellectual Property relating to, owned by, filed in the name of, or licensed to, the Company.

                  (iii) "REGISTERED INTELLECTUAL PROPERTY RIGHTS" means all United States, international and foreign: (A) patents; (B) registered trademarks; (C) registered copyrights; (D) domain names; together with (E) any applications for any of the foregoing related to Company Intellectual Property owned by, or filed in the name of, the Company (or any of its predecessors or affiliates).

               (f) The technical documentation includes the source code, system documentation, statements of principles of operation, and schematics for all Company Intellectual Property that is computer software or computer software related, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer. The technical documentation also includes any program (including compilers), "workbenches", tools, and higher level (or "proprietary") language used for the development, maintenance, and implementation of the applicable software programs.

               (g) The Company has validly obtained the right and license to use, copy, modify, and distribute the third-party programming and materials contained in the Company Intellectual Property that is computer software or computer software related pursuant to the contracts identified as "Licenses from third parties (development and/or marketing)" or "Licenses from third parties (internal use only)" in Section 3.15(g) of the Company Disclosure Schedule. To the knowledge of the Company, such software programs contain no other programming or materials in which any third party may claim superior, joint, or common ownership, including any right or license

         SECTION 3.16 ENVIRONMENTAL MATTERS.

               (a) Except as would not result in material liability to the Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "HAZARDOUS MATERIAL") are present, as a result of the actions of the Company, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

               (b) Except as would not result in a material liability to the Company (in any individual case or in the aggregate) (i) the Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing, and (ii) the Company has not disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

               (c) The Company currently hold all environmental approvals, permits, licenses, clearances and consents (the "COMPANY ENVIRONMENTAL PERMITS") necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted, except where the absence of such Company Environmental Permits would not result in a Material Adverse Effect.

               (d) No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to the Company's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against the Company or in a writing delivered to the Company or any of its Subsidiaries concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance which could involve the Company or any of its Subsidiaries in any material environmental litigation or impose upon the Company any material environmental liability.

         SECTION 3.17 INSURANCE. The Company has summarized in a chart in
Section 3.17 of the Company Disclosure Schedule the type of policy, name of issuer, policy limits, annual premium, premium due date, date of last payment of premium, and scheduled expiration date, and has attached thereto, a copy of all such insurance policies and all self-insurance programs and arrangements relating to the business, assets and operations of the Company. There is no material claim pending under any of such policies or bonds as to which coverage has been denied, questioned or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and the Company is otherwise in compliance with the terms of such policies and bonds. To the knowledge of the Company, there has been no threatened termination of, or material premium increase with respect to, any such material policies.

         SECTION 3.18 CERTAIN TRANSACTIONS. Except as set forth in the Company SEC Documents or on Section 3.18 of the Company Disclosure Schedule, since Company's proxy statement dated January 3, 2002 with respect to the acquisition of ISPSoft Inc., no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

         SECTION 3.19 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Kaufmann Bros., L.P. to the effect that, as of the date of such opinion, and based upon and subject to the matters stated therein, the Exchange Price is fair from a financial point of view to the holders of Company Common Stock.

         SECTION 3.20 PROFESSIONAL FEES. Except for Kaufman Bros., whose fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company that would be entitled to any fee or commission from the Company, Parent or any of Parent's affiliates upon consummation of the transactions contemplated by this Agreement. A true and correct copy of the Company's engagement letter with Kaufman Bros. has been delivered to Parent. Except for Hale and Dorr LLP, the Company employs no other legal counsel in connection with the transaction contemplated hereby or in connection with any alternative change of control transaction. Provided that Parent and the Merger Sub are in full compliance with the terms of this Agreement, the Company covenants that it will not incur any investment banker, broker, finder or legal fees with any firm other than Kaufman Bros. and Hale and Dorr LLP nor with respect to the transactions contemplated hereby or in connection with any alternative change of control transaction such that its aggregate legal or investment banking fees, as applicable, increase (any breach of the covenant contained in this sentence shall be deemed material).

         SECTION 3.21 REQUIREMENTS OF THE NEW JERSEY GENERAL CORPORATION LAW. The Board of Directors of the Company has taken all actions so that the restrictions contained in the NJ Code applicable to a "business combination" and the applicable anti-takeover laws of any other state, federal or foreign jurisdiction will not apply to the execution, delivery or performance of this Agreement or the Stockholder Agreements or to the consummation of the Merger or the other transactions contemplated by this Agreement or the Stockholder Agreements.

         SECTION 3.22 BANKRUPTCY. The Company does not have any plans or intentions to declare bankruptcy or insolvency, liquidate, enter into receivership or otherwise cease operations as presently conducted. To the knowledge of the Company as of the date hereof, no creditor or any other Person has made any attempt to, or has any plans or intentions to, force or cause the Company to declare bankruptcy or insolvency, liquidate, enter into receivership or otherwise cease operations as presently conducted.

         SECTION 3.23 CERTAIN BUSINESS PRACTICES. Neither the Company nor, to the Company's knowledge, any of their respective directors, officers or employees, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity or (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

         SECTION 3.24 TITLE TO PROPERTY/REAL PROPERTY LEASES. The Company owns or has a valid right to use, or an agreement with a third party with respect to, all assets, including without limitation, Intellectual Property, material to the current business of the Company. The Company does not own any real property.
Section 3.24 of the Company Disclosure Schedule lists all of leases, subleases or settlements with respect thereto, pursuant to which the Company leases or has leased (i) real property (the "REAL PROPERTY LEASES") in existence as of June 30, 2002 or (ii) personal property which require annual payments in excess of $10,000 with respect to each personal property lease or sublease ((i) and (ii) collectively, the "COMPANY LEASES"). With respect to each Real Property Lease or sublease that has been terminated since June 1, 2002, the Company has provided a copy of such lease termination and settlement, if any. With respect to the Real Property Lease for real property located in Plano, Texas, the Company has agreed to use its commercially reasonable efforts to terminate the lease prior to the Closing at a termination or settlement cost of no more than $100,000. In any event, the Company agrees to disclose the material terms of any termination or settlement offer for the Plano Real Property Lease, and to discuss an appropriate termination or settlement with Parent and Merger Sub prior to executing any such termination or settlement. The Real Property Lease for real property located in Shrewsbury, New Jersey remains in full force and effect in accordance with its terms. There is not, under any Real Property Lease, any existing default or event of default of the Company or, to the Company's knowledge, any other party.

         SECTION 3.25 CUSTOMERS AND SUPPLIERS. Except as set forth on Section
3.25 of the Company Disclosure Schedule, to the knowledge of the Company, none of the material customers or suppliers of the Company are in the process of or intend to terminate or otherwise materially alter their business relationship or pricing scheme with the Company.

         SECTION 3.26 EMPLOYEE RELATIONS. Within the last two (2) years, the Company and its Subsidiaries have not experienced any strike, picketing, boycott, work stoppage or slowdown or other labor dispute, nor to the knowledge of the Company, is any such event or any organizing effort threatened against it. To the knowledge of the Company, there is no pending charge or complaint of unfair labor practice, employment discrimination or similar matters against the Company relating to the employment of labor, nor have any such charges or complaints been filed with any Governmental Entity within two years prior to the date of this Agreement.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub jointly and severally represent and warrant to the Company, subject to such exceptions as are disclosed in writing in the disclosure schedule supplied by Parent and Merger Sub to the Company (the "PARENT DISCLOSURE SCHEDULE"), which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Parent specifically referred to in such disclosure schedule and such other representations and warranties to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties, as follows:

     SECTION 4.1 CORPORATE EXISTENCE AND POWER. Each of Parent and Merger Sub is a corporation duly incorporated (or other entity duly organized), validly existing and in good standing under the laws of the state of Georgia, has all corporate or other power, as the case may be, and all Licenses required to carry on its business as now conducted except for failures to have any such License which would not, in the aggregate, have a Parent Material Adverse Effect (as defined hereafter). Parent and Merger Sub are duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failures to be so qualified would not reasonably be expected to, in the aggregate, have a Parent Material Adverse Effect. As used herein, the term "PARENT MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, business, assets or results of operations of Parent, taken as a whole, or on the ability of Parent and/or Merger Sub to complete the transactions contemplated hereby, PROVIDED, HOWEVER, that in no event shall any effect that results from
(i) any change in general economic conditions, (ii) any failure by Parent to meet revenue earnings and estimates in and of itself, or (iii) the announcement or pendency of this Agreement (including any delays or cancellations in customer orders, a reduction in sales, a disruption in supplier, distribution or similar relationships or a loss of employees), constitute, or be considered in determining the existence of, a Parent Material Adverse Effect. Parent has heretofore delivered or made available to the Company true and complete copies of the governing documents or other organizational documents of like import, as currently in effect, of Parent.

     SECTION 4.2 AUTHORIZATION. Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by both the Board of Directors of Parent and the Board of Directors of Merger Sub, and no other proceedings on the part of Parent, including stockholder approval, or on the part of Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding obligation of Parent and Merger Sub, respectively enforceable against each entity in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     SECTION 4.3 CONSENTS AND APPROVALS; NO VIOLATIONS.

              (a) Neither the execution and delivery of this Agreement nor the performance by Parent or Merger Sub of its respective obligations hereunder will
(i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or other governing or organizational documents) of Parent or of Merger Sub, as applicable, or (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of the respective assets used or held for use by any of them may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which Parent or Merger Sub is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations (A) that would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and would not reasonably be expected to have a material adverse effect on the ability of Parent to perform its obligations hereunder or (B) that become applicable as a result of any acts or omissions by, or facts specifically pertaining to, the Company.

              (b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by Parent or by Merger Sub or the performance by either entity of its obligations hereunder, except (i) the filing of the Certificate of Merger in accordance with the GA Code and the NJ Code; (ii) compliance with any applicable requirements of the Exchange Act, and (iii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (A) the failure of which to be obtained or made would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and would not have a material adverse effect on the ability of Parent or of Merger Sub to perform its obligations hereunder or (B) that become applicable as a result of any acts or omissions by, or facts specifically pertaining to, the Company.

     SECTION 4.4 DISCLOSURE DOCUMENTS. Neither the Merger Documents, nor any of the information supplied or to be supplied by Parent or its Subsidiaries or Representatives (as defined in Section 5.3) for inclusion or incorporation by reference in the Proxy Statement will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to stockholders or, in the case of the Proxy Statement, at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Merger Documents will comply as to form in all material respects with the requirements of all applicable laws, including the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in any such documents based on information supplied by the Company for inclusion or incorporation by reference therein.

     SECTION 4.5 FINDERS' FEES. Except with respect to investment banker fees payable in connection with the financing of this transaction, there is no broker, finder or other intermediary that might be entitled to any fee or commission in connection with or upon consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

     SECTION 4.6 INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

     SECTION 4.7 FINANCING. Parent has obtained a written commitment from funding sources to provide funding for this transaction, and has provided a copy of such funding commitment letters attached to Section 4.7 of Parent Disclosure Schedule, such commitment letters provide that at the Effective Time, Parent and the Merger Sub will have available all the funds necessary to purchase all the Shares pursuant to the Merger.

     SECTION 4.8 OWNERSHIP. Except as may be deemed as a result of the Stockholder Agreements, Parent does not beneficially own any shares of Company Common Stock.

                                    ARTICLE V

                            COVENANTS OF THE PARTIES

     SECTION 5.1 CONDUCT OF THE BUSINESS OF THE COMPANY. Except as (i) contemplated by this Agreement and (ii) as set forth on the Company Disclosure Schedule, after the date hereof and prior to the Closing, the Company agrees that (except to the extent that Parent shall otherwise consent, which consent shall not be unreasonably withheld, delayed or conditioned) the Company shall conduct its operations in the ordinary course, taking into account the advice and recommendations of the Advisory Committee,and will use commercially reasonable efforts to preserve intact its present business focus while making commercially reasonable decisions regarding reductions in the Company's monthly expenditures vis-a-vis its monthly income, negotiating terminations of its Bridgewater and Plano office leases, and maintaining satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing, the Company shall not, without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned:

              (a) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company, or repurchase, redeem or acquire any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or effect any stock split (forward or reverse) or otherwise change its capitalization or capital structure in any manner from the way it existed on the date hereof;

              (b) amend any provision of the Certificate of Incorporation or Bylaws of, or any material term of any outstanding security issued by, the Company;

              (c) incur, assume or guarantee any indebtedness for borrowed money other than borrowings under existing short term credit facilities not in excess of $10,000 in the aggregate;

              (d) change any method of accounting or accounting practice by the Company, except for any such change required by reason of a change in GAAP or the Internal Revenue Code of 1986, as amended;

              (e) (i) except as set forth in the Company Disclosure Schedule, grant any severance or termination pay to any director, officer or employee of the Company, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company, (iii) increase benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase compensation, bonus or other benefits payable to directors, officers or employees of the Company, in each case other than in the ordinary course of business consistent with past practice;

              (f) issue any Company Securities other than pursuant to Company Options, warrants or other Common Stock equivalents outstanding as of the date of this Agreement;

              (g) acquire, dispose of or license assets material to the Company, except for sales of inventory in the ordinary course of business consistent with past practice, or acquire or dispose of capital stock of any third party, merge or consolidate with any third party;

              (h) enter into any joint venture, partnership or similar agreement with any Person;

              (i) modify, amend or terminate any of the Company's Material Contracts, or waive, release or assign any material rights or claims under any of the Company's Material Contracts, except in the ordinary course of business;

              (j) make any Tax election inconsistent with past practice that, individually or in the aggregate, would adversely affect in any material respect the Tax liability or Tax attributes of the Company, taken as a whole, or settle or compromise any material Tax liability;

              (k) settle, compromise or otherwise terminate any material litigation, claim or other settlement negotiation;

              (l) fail to maintain insurance covering the Company's material properties and assets under substantially similar terms and conditions as the Company's current policies;

              (m) enter into any Material Contract; or

              (n) authorize, commit or agree to take any of the foregoing actions except as otherwise permitted by this Agreement.

              Upon the execution and delivery of this Agreement, the Company and Parent shall establish a committee (the "Advisory Committee") for the purpose of, to the extent permitted by applicable laws, monitoring and advising the Company regarding its business, operations, reductions in force, monthly expenditures, capital spending, asset acquisition or disposition, budgets, and financial results (collectively, the "Advisory Issues"), between such date and the Closing (the "Interim Period") and otherwise facilitating the efficient transition and combination of the respective businesses of Parent and the Company as promptly as practicable following the Closing. The Advisory Committee members shall be provided with such current financial and operational information as they may request, and shall, during normal business hours and on reasonable notice, have access to the executive officers and managers of the Company. All Advisory Issues shall be presented to the Advisory Committee, together with sufficient background information, prior to final determination of such issues by the Board of Directors or management of the Company. The Company shall consider the recommendations of the Advisory Committee prior to making a final decision on any Advisory Issues. The Company and Parent agree that (i) any information provided by the Company to Parent or Parent's Advisory Committee representative pursuant to this paragraph, (ii) the content of Advisory Committee materials, communications or meetings and (iii) oral communications by executive officers and managers of the Company to Parent's Advisory Committee representative shall be considered Evaluation Material (as such term is defined in that certain confidentiality agreement dated July 1, 2002 between the Company and Parent (the "Confidentiality Agreement")) and shall be subject to the terms and conditions of the Confidentiality Agreement, except that the three year limitation contained in the third paragraph of the Confidentiality Agreement shall be increased to five
(5) years for such Evaluation Material. The Company and the Parent also agree that any Advisory Committee representative of the Parent shall be considered a Representative under the Confidentiality Agreement.

              The Advisory Committee at all times shall consist of one individual to be designated from time to time by the Chairman of the Board of Directors of Parent and two individuals to be designated from time to time by the Board of Directors of the Company and will be chaired by one of the individuals designated by Parent. All decisions of the Advisory Committee, which shall be dissolved as of the Closing, shall be agreed upon by the majority vote of the Advisory Committee members. Any actions of the Company which are in accordance with the decisions of the Advisory Committee shall be deemed to be in compliance with the Company's obligations and covenants set forth above in this
Section 5.1.

              Nothing herein shall obligate the Board of Directors or management of the Company to (i) adopt the recommendations or proposals of the Advisory Committee or (ii) provide information to the Advisory Committee if the Board of Directors of the Company believes in good faith, after consultation with the Company's counsel that such action would be inconsistent with the fiduciary duties of the Board of Directors of the Company under applicable law. Any action of the Company taken in accordance with this paragraph shall be deemed to be in compliance with the Company's obligations and covenants set forth above in this
Section 5.1.

              Without limiting the generality of the foregoing, the Company shall promptly notify Parent and the Advisory Committee of (i) any discussions or actions (of any type, preliminary or otherwise) relating to bankruptcy of the Company, (ii) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entity, (iii) any material loss of or damage to any property, (iv) any material change in material existing relationships with outside third parties, (v) the institution or threat of any material litigation that could affect the Company, (vi) the failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement or
(vii) any other matter that could result in a Material Adverse Effect. Notwithstanding the foregoing or anything contained herein to the contrary, nothing in this Agreement shall be construed to restrict the Company's operations in a manner which would violate applicable law.

              The Company shall indemnify and hold harmless Parent and those employees of Parent who render services to the Advisory Committee during the Interim Period under this Agreement from and against any claims or liabilities asserted against them relating to their services to the Advisory Committee hereunder (and Company hereby forever releases Parent and such persons from any claims by or liabilities to Company arising from or relating to such services to the Advisory Committee), provided that (i) such claims or liabilities did not result from acts or omissions (x) not in good faith or (y) which involve intentional misconduct or a knowing violation of law and (ii) such services were rendered in a manner reasonably and in good faith believed to be in or not opposed to the best interests of the Company.

              During the Interim Period, Parent shall cause all of its employees to use their best efforts to (i) avoid doing anything to the competitive disadvantage of the Company vis-a-vis Parent, (ii) not use to the advantage of Parent any confidential information of the Company obtained while performing services for or on behalf of the Company, (iii) not solicit any employees of the Company to terminate their relationship with the Company, and (iv) if requested by the Company to do so, cause each such employee of Parent to execute confidentiality and non-solicitation agreements in customary form in accordance with the foregoing.

     SECTION 5.2 STOCKHOLDER APPROVAL; PREPARATION OF PROXY STATEMENT.

              (a) In connection with the approval of the Company's stockholders as required by applicable law in order to consummate the Merger, Company shall, as soon as practicable following the execution of this Agreement, prepare and the Company shall file with the SEC the Proxy Statement. The Company will cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after receiving SEC approval, or deemed approval (if no response is received within ten days after filing with the SEC). No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to the Proxy Statement will be made by the Company, without providing Parent and Merger Sub a reasonable opportunity to review and comment thereon. The Company will advise Parent and Merger Sub promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Closing any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

              (b) The Company shall establish, as soon as practicable following the date hereof, a record date in order to duly call, give notice of, convene and hold a meeting of its stockholders (the "COMPANY SPECIAL MEETING") for the purpose of considering the approval of the Merger and (with the consent of Parent) such other matters as may in the reasonable judgment of the Company be appropriate for consideration at the Company Special Meeting. Once the Company Special Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Special Meeting (other than for the absence of a quorum, or in connection with the exercise of fiduciary duties by the Board of Directors of the Company pursuant to Section 5.4) without the consent of Parent. Subject to the Company's right pursuant to Section 5.4 hereof to withhold, withdraw, modify, change or fail to make the Recommendations, the Board of Directors of the Company shall include in the Proxy Statement the Recommendations. Unless the Board of Directors of the Company shall have withheld, withdrawn, modified, changed or failed to make its Recommendations in compliance with Section 5.4, the Company shall use commercially reasonable efforts to secure the vote or consent of stockholders required by the NJ Code to effect the Merger.

              (c) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

     SECTION 5.3 ACCESS TO INFORMATION; CONFIDENTIALITY AGREEMENT. Between the date hereof and the Closing Date, the Company shall (i) give Parent, its respective counsel, financial advisors, auditors and other authorized representatives (collectively, "REPRESENTATIVES") access to the offices, properties, books and records of the Company, (ii) furnish to Parent and Parent's Representatives such financial and operating data and other information relating to the Company, and its respective operations as such Persons may reasonably request and (iii) instruct the Company's employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company; PROVIDED that any information and documents received by Parent or its Representatives (whether furnished before or after the date of this Agreement) shall be held in accordance with that certain letter dated as of July 1, 2002 between Parent and the Company regarding confidentiality and non-disclosure of Company information (the "CONFIDENTIALITY AGREEMENT"), which shall remain in full force and effect pursuant to the terms thereof until the Effective Time, notwithstanding the execution and delivery of this Agreement or the termination hereof.

     SECTION 5.4 NO SOLICITATION. From the date hereof until the Effective Time or, if earlier, the termination of this Agreement, the Company shall not, whether directly or indirectly through its respective Representatives, (a) solicit, initiate or encourage any Acquisition Proposal (as defined hereafter),
(b) engage in discussions or negotiations with, or disclose any non-public information relating to the Company or afford access to the properties, books or records of the Company to, any Person (other than Parent or its Representatives) concerning an Acquisition Proposal, (c) release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party, or (d) following receipt of an Acquisition Proposal, withhold, withdraw, modify or change in a manner adverse to Parent, or fail to make, its Recommendations or approve, endorse or recommend such Acquisition Proposal; PROVIDED THAT, in each case, if and to the extent that (i) the Company's Board of Directors believes in good faith, after consultation with the Company's financial advisor and legal counsel, that such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal (as defined hereafter) and (ii) the Company's Board of Directors believes in good faith, after consultation with the Company's counsel, that the failure to engage in such negotiations or discussions, provide such information, release a third party from or waive any provision under any such confidentiality or standstill agreement, so withhold, withdraw, modify, change or fail to make its Recommendations and/or so approve, endorse or recommend such Acquisition Proposal would be inconsistent with the fiduciary duties of the Board of Directors of the Company under applicable law, then the Company may furnish information with respect to the Company, participate in negotiations regarding such Acquisition Proposal, release a third party from or waive any provisions under any such confidentiality or standstill agreement, withhold, withdraw, modify or change in a manner adverse to Parent its Recommendations, and/or fail to make, approve, endorse or recommend such Acquisition Proposal, as applicable. Upon its receipt thereof, the Company shall promptly (and in any event within one (1) business day) provide Parent with a written statement with respect to any non-written Acquisition Proposal received, which statement shall include the identity of the parties making the Acquisition Proposal and the material terms thereof and shall promptly (and in any event within one (1) business day) advise Parent of any material modification or proposed modification thereto. For purposes of this Agreement, "ACQUISITION PROPOSAL" means any offer or proposal for a merger, consolidation, recapitalization, liquidation or other business combination involving the Company or the acquisition or purchase of over 15% or more of any class of equity securities of the Company, or any tender offer (including self-tenders) or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company, or a substantial portion of the assets of, the Company. As used herein, a "SUPERIOR PROPOSAL" shall mean a bona fide written Acquisition Proposal which the Company's Board of Directors believes in good faith, after consultation with the Company's financial advisor, (i) would be reasonably likely to be more favorable to the Company and its stockholders than those provided pursuant to this Agreement from a financial point of view and otherwise (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror) as compared to the transaction contemplated hereby (including any alternative proposal offered by Parent in response thereto) and (ii) if applicable, is reasonably capable of being financed by the Person making such Acquisition Proposal. Nothing contained in this Agreement shall prohibit the Company or the Company's Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure required by applicable law.

     The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any third party (other than Parent) conducted heretofore with respect to any

Acquisition Proposal, except that the Company shall use its commercially reasonable efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company in connection with any Acquisition Proposal to return or destroy all such information in the possession of any such Person or in the possession of any Representative of any such Person. The Company shall use its commercially reasonable efforts to inform its Representatives of the restrictions described in this Section 5.4.

     SECTION 5.5  INDEMNIFICATION

               (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company to indemnify and hold harmless the Company's and its Subsidiaries' present and former directors, officers, employees, and agents and their heirs, executors and assigns (collectively, the "Covered Parties") against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Covered Party is or was an officer, director, employee or agent of the Company or any of its subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. Prior to or concurrent with the Closing, the Company shall purchase and have effective a six (6) year extension of the discovery period under the Company's current directors' and officers' liability insurance policy.

               (b) The certificate of incorporation and by-laws of the Surviving Corporation shall contain, at all times prior to the sixth anniversary of the Effective Time, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and its subsidiaries than are presently set forth in the certificate of incorporation and by-laws of the Company.

               (c) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.5 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

               (d) The covenants contained in this Section are intended to be for the benefit of, and shall be enforceable by, each of the Covered Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which a Covered Party is entitled, whether pursuant to law, contract or otherwise. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.5.

     SECTION 5.6 OBTAINING FINANCING. Parent shall use its reasonable best efforts to obtain, prior to the Closing, the financing contemplated by Section 4.7, or such other financing necessary to fund the aggregate Exchange Price.

     SECTION 5.7 REASONABLE BEST EFFORTS. Upon the terms and subject to the conditions of this Agreement, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement and to cooperate with each of the other parties hereto in connection with the foregoing, including using its reasonable best efforts: (A) to obtain all necessary waivers, consents and approvals from third parties; (B) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign laws or regulations; (C) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (D) to effect all necessary registrations and filings and submissions of information requested by governmental authorities; and (E) to fulfill all conditions to this Agreement; and shall not take, or agree in writing or otherwise to take, any action which would cause or would be reasonably likely to cause, any of the conditions to the Merger not to be satisfied. From the date of this Agreement through the Closing, Parent agrees that it will not acquire beneficial ownership of shares of Company Common Stock, without the Company's consent.

     SECTION 5.8 PUBLIC ANNOUNCEMENTS. Neither the Company, Parent, nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior written consent of the other party, except as may be required by law or by any listing agreement with, or the policies of, a national securities exchange in which circumstance reasonable efforts to consult with the other party will still be required to the extent practicable.

     SECTION 5.9 STATE TAKEOVER LAWS. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or may become applicable to the Merger or the Stockholder Agreements, the Company shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the Merger and the Stockholder Agreements.

     SECTION 5.10 CERTAIN NOTIFICATIONS. Between the date hereof and the Effective Time, each party shall promptly notify the other party hereto in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions specified in Article VI.

     SECTION 5.11 VOTING OF SHARES. Parent and Merger Sub agree to vote all Shares beneficially owned by them as of the applicable record date in favor of adoption of this Agreement at the Company Stockholder Meeting or pursuant to applicable provisions of the GA Code on the terms and subject to the conditions set forth in this Agreement.

     SECTION 5.12 ADDITIONAL REPORTS. The Company shall furnish to Parent copies of any reports which it files with the SEC on or after the date hereof but prior to the Closing.

     SECTION 5.13 LOAN EXTENSION. The Company shall use its commercially reasonable efforts to negotiate an extension of the Company's obligations due under (i) that certain Promissory Note by the Company in favor of Signal Lake Venture Fund, L.P., dated January 31, 2002 in the original principal amount of $400,000 and (ii) that certain Promissory Note by the Company in favor of Lucent Technologies, dated January 31, 2002 in the original principal amount of $400,000.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

              (a) If required by the NJ Code, this Agreement shall have been adopted and the Merger approved by the stockholders of the Company; and

              (b) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger or the other transactions contemplated by this Agreement.

     SECTION 6.2 CONDITIONS TO THE OBLIGATION OF THE PARENT AND THE MERGER SUB. The obligation of the Parent and the Merger Sub to consummate the Merger is subject to the satisfaction (or waiver by the Parent) of the following additional conditions:

              (a) The Company shall have obtained at its own expense (and shall have provided copies thereof to the Parent) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 3.3 which are required on the part of the Company, except for any failure of which to obtain or effect would not, individually or in the aggregate, have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

               (b) The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Closing with the same force and effect as if made as of such date, except to the extent that (A) the inaccuracy of any such representation or warranty is the result of events or circumstances occurring subsequent to the date of this Agreement and any such inaccuracies, individually or in the aggregate, would not have a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all Company Material Adverse Effect and materiality qualifications and other qualifications based on the word "material" contained in such representations and warranties shall be disregarded), (B) the changes are contemplated by this Agreement, (C) the representations and warranties address matters only as of a particular date, which representations shall have been true and correct as of such particular date such that, in each case or in the aggregate, such failure to be true and correct constitutes a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all Company Material Adverse Effect and materiality qualifications and other qualifications based on the word "material" contained in such representations and warranties shall be disregarded), and (D) the representations and warranties are contained in Section 3.4, which shall be true and correct in all material respects as of the date of the Agreement;

               (c) There shall not have been any action taken, or any statute, law, ordinance, rule, regulation, injunction, judgment, order or decree proposed, entered, enacted, enforced, promulgated, issued or deemed applicable to the Merger by any Governmental Entity, or there shall not be pending any action, suit or proceeding by any Governmental Entity against Parent, the Company, or Merger Sub, that is likely to (i) prohibit, limit or make illegal, or otherwise restrict the consummation of the Merger (ii) render Merger Sub unable to accept for payment or pay for some or all of the Shares, (iii) impose material limitations on the ability of Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, (iv) prohibit or impose any limitations on Parent's direct or indirect ownership or operation (or that of any of its affiliates) of all or a material portion of their or the Company's businesses or assets, (v) compel Parent or its affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, (vi) oblige the Company, Parent or any of their respective subsidiaries to pay material damages in connection with the transactions contemplated by the Agreement or (vii) otherwise constitute a Company Material Adverse Effect or, as a result of the transactions contemplated by the Agreement, a Parent Material Adverse Effect;

               (d) There shall not have occurred and be continuing (i) any general suspension of trading in securities on the Nasdaq SmallCap Market or over the counter bulletin board, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any direct or indirect limitation (whether or not mandatory) by a United States Governmental Entity on the extension of credit by banks or other financial institutions, (iv) a change in banking, general financial or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, or (v) in the case of any of the foregoing existing on the date of the Agreement, a material change, acceleration or worsening thereof;

               (e) The Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

               (f) No Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

               (g) The Parent shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company (other than any such resignations which the Parent designates, by written notice to the Company, as unnecessary); and

              (h) The Parent shall have received such other certificates and instruments (including bring down certificates, certificates of good standing of the Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

     SECTION 6.3 CONDITIONS TO THE OBLIGATION OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to the satisfaction (or waiver by the Company) of the following additional conditions:

              (a) The representations and warranties of the Parent and the Merger Sub set forth in the first sentence of Section 3.1 and in Section 3.2 and any representations and warranties of the Parent and the Merger Sub set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Parent and the Merger Sub set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

              (b) Each of the Parent and the Merger Sub shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

              (c) No legal proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

              (d) The Company shall have received such other certificates and instruments (including bring down certificates, certificates of good standing of the Parent and the Merger Sub in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

                                   ARTICLE VII

                                   TERMINATION

     SECTION 7.1 TERMINATION. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned:

              (a) by the mutual written consent of the Company and Parent;

              (b) at any time prior to the Closing, by either the Company or Parent, if there shall be any applicable law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining the Company or Parent from consummating the Merger is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

              (c) by Parent if, prior to the Closing, (i) the Board of Directors of the Company shall have, in any manner, withdrawn or materially modified or amended in any respect adverse to Parent its Recommendations or shall have resolved or announced an intention to do so, (ii) the Board of Directors of the Company shall have approved or recommended to the stockholders of the Company any Acquisition Proposal or shall have resolved or announced an intention to do so, or (iii) a tender offer or exchange offer for 50% or more of the outstanding shares of Company Common Stock is announced or commenced and, either (A) the Board of Directors of the Company recommends acceptance of such tender offer or exchange offer by its stockholders or (B) within ten (10) business days of such commencement, the Board of Directors of the Company shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders (each of (i), (ii) and (iii) a "TRIGGERING EVENT");

              (d) by the Company, if prior to the Closing (but not less than three (3) business days after Parent's receipt of the written notice referred to in clause (ii) of this Section 7.1(d)), the Company enters into, or its Board of Directors determines to enter into, a definitive acquisition agreement providing for the consummation of a Superior Proposal; PROVIDED that: (i) the Company is not in breach of its obligations under Section 5.4 hereof in connection with such Superior Proposal, (ii) the Company shall have notified Parent in writing that the Company has received a Superior Proposal and intends to enter into a definitive acquisition agreement providing for the consummation of such Superior Proposal, and (iii) Parent shall not have made, within three (3) business days after receipt of the Company's written notice of its intention to enter into a definitive acquisition agreement providing for the consummation of a Superior Proposal, an offer that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and its counsel, is more favorable to the Company and the Company's stockholders than such Superior Proposal;

               (e) by the Company, at any time prior to the Closing, upon a material breach of any covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have been untrue or inaccurate when made or shall have become untrue or inaccurate such that, in the aggregate, in the case of such representations and warranties, such untruths or inaccuracies would reasonably be expected to have a material adverse effect on Parent's ability to consummate the transactions contemplated hereby; PROVIDED, HOWEVER, that (except with respect to the untruth of Section 4.7, for which no cure period shall be available) if such untruth or inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through exercise of commercially reasonable efforts, then the Company may not terminate this Agreement pursuant to this Section 7.1(e) until the earlier of
(i) the expiration of a thirty (30)-day period after delivery of written notice from the Company to Parent of such untruth or inaccuracy or breach, or (ii) the date on which Parent ceases to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if such untruth or inaccuracy or breach by Parent is cured during such thirty-day period);

               (f) by Parent, at any time prior to the Closing, upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have been untrue or inaccurate when made or shall have become untrue or inaccurate such that in the aggregate, in the case of such representations and warranties, such untruths or inaccuracies would reasonably be expected to have a material adverse effect on Company's ability to consummate the transactions contemplated hereby; PROVIDED, HOWEVER, that if such untruth or inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company through exercise of commercially reasonable efforts, then Parent may not terminate this Agreement pursuant to this Section 7.1(f) until the earlier of
(i) the expiration of a thirty (30)-day period after delivery of written notice from Parent to the Company of such untruth or inaccuracy or breach, or (ii) the date on which the Company ceases to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(f) if such untruth or inaccuracy or breach by the Company is cured during such thirty-day period).

               (g) by either the Company or Parent if the shareholders of the Company do not approve the Merger.

               (h) by the Company if the Parent fails to obtain the financing contemplated by Sections 4.7 and 5.6.

     The party desiring to terminate this Agreement shall give written notice of such termination to the other party in accordance with Section 8.1.

     SECTION 7.2 EFFECT OF TERMINATION. Except for any material breach of this Agreement by any party hereto (which material breach and liability therefor shall not be affected by the termination of this Agreement or the payment of any Termination Fee (as defined in Section 7.3(a) hereof)), if this Agreement is terminated pursuant to Section 7.1 hereof, then this Agreement shall become void and of no effect with no liability on the part of any party hereto; PROVIDED, HOWEVER, that notwithstanding such termination the agreements contained in Sections 7.2, 7.3 and 8.7 hereof, the last sentence of Section 1.2 and the proviso to Section 5.3 hereof shall survive the termination hereof.

     SECTION 7.3 REMEDIES, FEES & EXPENSES

              (a) The Company agrees to pay Parent in immediately available funds by wire transfer an amount equal to the costs and expenses incurred by Parent in furtherance of this transaction, not to exceed $200,000 (the "COMPANY TERMINATION FEE"), if:

                        (i) this Agreement is terminated by Parent pursuant to
Section 7.1(c) hereof; or

                        (ii) this Agreement is terminated by the Company pursuant to Section 7.1(d) hereof.

"COMPANY ACQUISITION" means any bona fide offer or proposal for a merger, consolidation, recapitalization, liquidation or other business combination involving a change of control of the Company or the acquisition or purchase of over 50% or more of the Company Common Stock, or tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of any class of the Company Common Stock, or all or substantially all of the assets of, the Company.

              (b) The Company shall pay the Company Termination Fee pursuant to this Section 7.3 (if all conditions thereto have been satisfied) (i) at or prior to the termination of this Agreement by the Company in the circumstances described in Section 7.3(a)(ii) hereof, (ii) not later than one (1) business day after the termination of this Agreement by Parent in the circumstances described in Section 7.3(a)(i) hereof.

              (c) The Parent agrees to pay the Company in immediately available funds by wire transfer an amount equal to the costs and expenses incurred by the Company in furtherance of this transaction, not to exceed $150,000 (the
"PARENT TERMINATION FEE"), if this Agreement is terminated by the Company pursuant to Section 7.1(h) hereof.

              (d) The Parent shall pay the Parent Termination Fee pursuant to this Section 7.3 (if all conditions thereto have been satisfied) not later than one (1) business day after the termination of this Agreement by the Company in the circumstances described in Section 7.3(c) hereof.

              (e) Except with respect to circumstances causing the payment of a Company Termination Fee or a Parent Termination Fee, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that Merger Sub shall pay any transfer or similar taxes arising in connection with the Merger or any other transactions contemplated hereunder.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     SECTION 8.1 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon (a) personal delivery,
(b) transmitter's confirmation of a receipt of a facsimile transmission, (c) confirmed delivery by a standard overnight carrier or when delivered by hand or
(d) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by notice given hereunder):

                       If to the Company, to:
                       DSET Corporation
                       661 Shrewsbury Avenue
                       Shrewsbury, New Jersey 07702
                       Fax: (732) 212-8915
                       Attention: Mr. Binay Sugla, CEO and President

                                  with copies to:
                                  Hale and Dorr LLP
                                  650 College Road East
                                  4th Floor
                                  Princeton, New Jersey 08540
                                  Fax: (609) 750-7700
                                  Attention: William J. Thomas

                       If to Parent and Merger Sub, to:
                       NE Technologies, Inc.
                       5085 Avalon Ridge Parkway
                       Suite 100
                       Norcross, Georgia 30071
                       Fax: (770) 453-9191
                       Attention: Dilip Naik, President and Vish Emani, Vice President

                                  with a copy to:
                                  Foltz Martin, LLC
                                  3525 Piedmont Road
                                  Suite 750
                                  Atlanta, Georgia 30305
                                  Fax: (404) 237-1659
                                  Attention: Jeff D. Woodward

     SECTION 8.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Effective Time, shall survive the Effective Time in accordance with their terms.

     SECTION 8.3 INTERPRETATION. References herein to the "knowledge" of a party shall mean the actual knowledge of the executive officers of such party. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

     The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. Any matter disclosed pursuant to any Schedule of the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

     SECTION 8.4 AMENDMENTS, MODIFICATION AND WAIVER.

              (a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Board of Directors, prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective; PROVIDED, HOWEVER, that after the adoption of this Agreement by the stockholders of the Company, no such amendment shall be made except as allowed under applicable law.

              (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 8.5 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED THAT neither the Company nor Parent or the Merger Sub may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

     SECTION 8.6 SPECIFIC PERFORMANCE. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.



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

     SECTION 8.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

     SECTION 8.8 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

     SECTION 8.9 THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the Company and its successors and permitted assigns, with respect to the obligations of Parent under this Agreement, and for the benefit of Parent and its successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not, except to the extent necessary to enforce the provisions of Section 5.5 hereof, be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

     SECTION 8.10 ENTIRE AGREEMENT. This Agreement, the exhibits and the schedules hereto constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

     SECTION 8.11 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     SECTION 8.12 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     SECTION 8.13 SUBMISSION TO JURISDICTION. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Georgia state or federal court sitting in Fulton County. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in Fulton County for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

     SECTION 8.14 MERGER SUB COMPLIANCE. Whenever this Agreement requires Merger Sub to take action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.


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


              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                  NE TECHNOLOGIES, INC.

                                  By: /s/ Dilip Naik
                                      ----------------------------------------
                                      Dilip Naik, President

                                  DSET CORPORATION

                                  By: /s/ Binay Sugla
                                      ----------------------------------------
                                      Binay Sugla, President and CEO

                                  NE TECHNOLOGIES ACQUISITION CORPORATION

                                  By: /s/ Vish Emani
                                      ----------------------------------------
                                      Vish Emani, President






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